Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 10, 2018

BY AND AMONG

BAYCOM CORP,

BC MERGER COMPANY,

UNITED BUSINESS BANK,

BETHLEHEM FINANCIAL CORPORATION

AND

MY BANK

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6.6	BFC Shareholder Recommendation	44

6.7	Requisite Shareholder Approval	45

6.8	Indebtedness; Trust Preferred Securities; Note Payable	46

6.9	Notification of Certain Matters	46

6.10	Estoppel Letters and Consents; Title Insurance	46

6.11	Antitakeover Statutes	46

6.12	Notice to BANK Customers	46

6.13	Indemnification; Directors and Officers Insurance	47

6.14	Benefit Plans.	48

6.15	Certain Policies	49

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE TRANSACTION		49

7.1	Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby	49

7.2	Conditions to Obligations of BFC and BANK	50

7.3	Conditions to Obligations of BCML and UBB	51

ARTICLE VIII TERMINATION		52

8.1	Termination	52

8.2	Liabilities and Remedies; Liquidated Damages; Expense Reimbursement	54

ARTICLE IX MISCELLANEOUS		56

9.1	Survival of Representations, Warranties and Agreements	56

9.2	Waiver; Amendment	56

9.3	Counterparts	56

9.4	Governing Law	56

9.5	Waiver of Jury Trial	56

9.6	Expenses	56

9.7	Notices	57

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9.8	Entire Understanding; No Third-Party Beneficiaries	57

9.9	Severability	58

9.10	Enforcement of the Agreement	58

9.11	Interpretation	58

9.12	Assignment	58

9.13	Alternative Structure	58

ANNEX A	Form of Non-Competition and Voting Agreement

ANNEX B	Form of Primary Agreement of Merger

ANNEX C	Form of Holding Company Agreement of Merger

ANNEX D	Form of Bank Agreement of Merger

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of August 10, 2018, by and among BayCom Corp, a California corporation (“BCML”), BC Merger Company, a New Mexico corporation and wholly-owned subsidiary of BCML (“Merger Sub”), and United Business Bank, a California state-chartered banking corporation and wholly-owned subsidiary of BCML (“UBB”), on the one hand and Bethlehem Financial Corporation, a New Mexico corporation (“BFC”), and My Bank, a New Mexico state-chartered banking corporation and wholly-owned subsidiary of BFC (“BANK”), on the other hand, is entered into with respect to the following:

RECITALS

A.           BCML. BCML is a duly organized and existing corporation under the laws of the State of California and is registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Walnut Creek, California.

B.           Merger Sub. Merger Sub is a duly organized and existing corporation under the laws of the State of New Mexico and is wholly-owned by BCML, having its principal place of business in Belen, New Mexico.

C.           UBB. UBB is a duly organized and existing California state-chartered bank, having its principal place of business in Walnut Creek, California, whose deposit accounts are insured by the FDIC to the extent allowed by law and all of the outstanding capital stock of which is owned by BCML.

D.           BFC. BFC is a duly organized and existing corporation under the laws of the State of New Mexico and is registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Belen, New Mexico.

E.           BANK. BANK is a duly organized and existing New Mexico state-chartered bank, having its principal place of business in Belen, New Mexico, whose deposit accounts are insured by the FDIC to the extent allowed by law and all of the outstanding capital stock of which is owned by BFC.

F.           The Transaction. This Agreement provides for a business combination to be accomplished through a merger of Merger Sub with and into BFC (the “Primary Merger”), with BFC surviving the Primary Merger as a wholly-owned subsidiary of BCML (sometimes hereinafter referred to as the “Surviving Corporation”), followed immediately thereafter by the merger of BFC with and into BCML (the “Holding Company Merger”), with BCML surviving the Holding Company Merger (the “Surviving Holding Company”). Immediately following the Holding Company Merger, BANK will be merged with and into UBB (the “Bank Merger”), with UBB surviving the Bank Merger (“Surviving Bank.”) The Primary Merger, the Holding Company Merger and the Bank Merger are hereinafter referred to as the “Mergers.”

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G.           Board Determinations and Actions. The respective boards of BCML, Merger Sub, UBB, BFC and BANK have determined that the Mergers and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in this Agreement, are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective shareholders.

H.           Non-Competition and Voting Agreement. As a condition to and simultaneously with the execution of this Agreement, each of the directors of BFC and BANK are entering into an agreement, in the form of Annex A hereto (the “Non-Competition and Voting Agreement”), pursuant to which each such director shall agree, among other things, to vote all shares of capital stock of BFC owned by such person, in favor of the approval and adoption of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1           Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any inquiry, offer or proposal other than by BCML, whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to: (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving BFC or its Subsidiaries; (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of BFC or its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of BFC on a consolidated basis; (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of BFC; (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of BFC or its Subsidiaries; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Adverse Recommendation Change” means (i) a withdrawal, modification or qualification in any manner that is adverse to BCML of the approval, recommendation or declaration of advisability by the BFC Board, or any such committee thereof with responsibility for the negotiation or oversight to the extent permitted by law of the transactions contemplated by this Agreement, the Mergers or any of the other transactions contemplated hereby; (ii) the adoption, approval, recommendation, endorsement or declaration of advisability of the adoption of any Acquisition Proposal; (iii) the resolution, agreement or proposal by the board of directors or any committee of the board of directors of BFC with responsibility for the negotiation or oversight of the transactions contemplated by this Agreement to the extent permitted by law, to take any such actions described in clauses (i) or (ii); or (iii) the submission of this this Agreement to shareholders without recommendation.

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“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.2.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal.

“Antitakeover Law” has the meaning set forth in Section 4.1(w).

“BANK” has the meaning set forth in the preamble to this Agreement.

“BANK Articles” means the Articles of Incorporation of BANK, as amended.

“BANK Board” means the Board of Directors of BANK.

“BANK Common Stock” means the common stock of BANK.

“BANK Loan Property” has the meaning set forth in Section 5.2(p).

“Bank Merger” has the meaning set forth in the recitals to this Agreement.

“Bank Merger Effective Time” has the meaning set forth in Section 2.2.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BCML” has the meaning set forth in the preamble to this Agreement.

“BCML Articles” means the Articles of Incorporation of BCML, as amended.

“BCML Board” means the Board of Directors of BCML.

“BCML Bylaws” means the Bylaws of BCML, as amended.

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“BCML Common Stock” means shares of BCML common stock, without par value.

“BCML Financial Statements” means (i) the audited statements of financial condition (including related notes and schedules, if any) of BCML as of December 31, 2017 and 2016, and the statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of BCML for each of the years ended December 31, 2017 and 2016, (ii) the unaudited consolidated statements of financial condition (including related notes and schedules, if any) of BCML as of March 31, 2018 and the unaudited consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of BCML for the three months ended March 31, 2018, and (iii) the consolidated statements of financial condition of BCML (including related notes and schedules, if any) and the consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of BCML with respect to the monthly, quarterly and annual periods ending subsequent to March 31, 2018.

“BCML Termination Fee” has the meaning set forth in Section 8.2(a)(ii).

“BFC” has the meaning set forth in the preamble to this Agreement.

“BFC Articles” means the Articles of Incorporation of BFC, as amended.

“BFC Benefit Plans” has the meaning set forth in Section 5.2(n)(i).

“BFC Board” means the Board of Directors of BFC.

“BFC Bylaws” means the Bylaws of BFC, as amended.

“BFC Common Stock” means the common stock of BFC.

“BFC Financial Statements” means (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of BFC as of December 31, 2017 and 2016 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of BFC for each of the two years ended December 31, 2017 and 2016, (ii) the unaudited consolidated statements of financial condition (including related notes and schedules, if any) of BFC as of March 31, 2018 and the unaudited consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of BFC for the three months ended March 31, 2018, and (iii) the consolidated statements of financial condition of BFC (including related notes and schedules, if any) and the consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of BFC with respect to the monthly, quarterly and annual periods ending subsequent to March 31, 2018.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” has the meaning set forth in Section 7.1(a).

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“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Certificate” has the meaning set forth in Section 3.1(a).

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” means the date on which the Primary Merger Effective Time, the Holding Company Merger Effective Time and the Bank Merger Effective Time occurs.

“Code” means the Internal Revenue Code, as amended.

“Commissioner” means the Commissioner of the Department of Business Oversight of the State of California.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(c).

“Consents” has the meaning set forth in Section 6.10.

“D&O Insurance” has the meaning set forth in Section 6.13(c).

“DBO” means the Department of Business Oversight of the State of California.

“Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Dissenting Shares” has the meaning set forth in Section 3.1(e).

“DOL” has the meaning set forth in Section 5.2(n)(i).

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“Environmental Laws” means any federal, state or local law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.2(n)(iii).

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Shares” means shares of BFC Common Stock owned by BCML or BFC, in each case not held (i) in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) in respect of a debt previously contracted, as held immediately prior to the Primary Merger Effective Time.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“Former BANK Employees” has the meaning set forth in Section 6.14(b).

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“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, territorial, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Holding Company Merger” has the meaning set forth in the recitals to this Agreement.

“Holding Company Merger Effective Time” has the meaning set forth in Section 2.2.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indebtedness of BFC and BANK” means the (i) $3,093,000 of securities issued by the Bethlehem Financial Statutory Trust I (“Trust Preferred Securities”) due June 17, 2034, (ii) the principal and interest of and premium (if any) in respect of (A) any other indebtedness for money borrowed and (B) any other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iv) all obligations under leases required to be capitalized in accordance with GAAP; (v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vi) all obligations of the type referred to in clauses (ii) and (iii) the payment of which is a direct or indirect obligation, guaranty, surety or otherwise, including guarantees of such obligations and (vii) all obligations of the type referred to in clauses (ii) through (vi) of other Persons that are secured by any Lien any property or asset (whether or not such obligation is assumed).

“Indemnified Parties” has the meaning set forth in Section 6.13(a).

“IRS” has the meaning set forth in Section 5.2(n)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.1(s).

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“Loan Package” has the meaning set forth in Section 4.1(s).

“Material Adverse Effect” means with respect to any party, any effect, change, development or occurrence that (i) is material and adverse to the condition (financial or otherwise), assets, deposits, results of operations, prospects, liabilities or business of such party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof, by Government Authorities, that are applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic (including interest rates) or market conditions in the United States and the State of California, State of New Mexico and State of Washington, including changes in credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party with the prior consent of the other, in contemplation of this Agreement as required or permitted hereunder, as required under any regulatory approval received in connection with this Agreement or which have been waived in writing by the other party; (F) the public announcement or consummation of the transactions contemplated hereby if such announcement is made after prior consent of the other party; (G) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP; (H) changes in the market price of such party’s common stock; or (I) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated companies in the industry in which such party operates; or (ii) would materially impede the ability of such party to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 5.2(l)(i).

“Maximum Amount” has the meaning set forth in Section 6.13(c).

“Mergers” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“NMAC” means the New Mexico Administrative Code.

“NMFID” means the New Mexico Financial Institutions Division.

“NMSA” means the New Mexico Statutes Annotated 1978.

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“Non-Competition and Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“OREO” means other real estate owned.

“Party Expenses” has the meaning set forth in Section 8.2(a)(iii).

“Pension Plan” has the meaning set forth in Section 5.2(n)(ii).

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” with regard to a party means information set forth in its Disclosure Schedule; provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement.

“Primary Merger” has the meaning set forth in the recitals to this Agreement.

“Primary Merger Effective Time” has the meaning set forth in Section 2.2.

“Proxy Statement” has the meaning set forth in Section 6.7(a).

“Record Holder” has the meaning set forth in Section 3.2(b)

“Regulatory Approvals” means the approval, non-disapproval and/or non-objection of any bank regulator or other Governmental Authority that is necessary in connection with the consummation of the Primary Merger, the Holding Company Merger, the Bank Merger, and the related transactions contemplated by this Agreement.

“Representatives” has the meaning set forth in Section 6.5(a).

“Requisite Shareholder Approval” means, with respect to Merger Sub, UBB, BFC, and BANK the approval of its shareholders required to consummate the Mergers in accordance with the NMSA and/or the CGCL, as applicable.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

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“Shares” has the meaning set forth in Section 3.1(a).

“Shareholders Meeting” has the meaning set forth in Section 6.7(b).

“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” means any unsolicited, bona fide binding written Acquisition Proposal that is not obtained in breach of this Agreement and that the BFC Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), taking into account the identity of the Person making the proposal, all legal, financial, regulatory and other aspects of the Acquisition Proposal and this Agreement (including any proposal to adjust the terms and conditions of this Agreement) including any breakup fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation and the form of consideration offered and the ability of the party making such proposal to obtain financing and whether such financing is then fully committed for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal (i) is more favorable from a financial point of view to its shareholders than the Mergers, (ii) is reasonably likely to receive all necessary Regulatory Approvals for the consummation of the transactions contemplated by the Superior Proposal; (iii) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing; and (iv) is reasonably likely of being completed on the terms proposed on a timely basis.

“Surviving Bank” has the meaning set forth in the recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Surviving Holding Company” has the meaning set forth in the recitals to this Agreement.

“Tax” and “Taxes” mean (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of a Person to a Governmental Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).

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“Tax Return” or Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

ARTICLE II

THE MERGERS AND RELATED MATTERS

2.1           The Mergers; Surviving Entities.

(a)          The Mergers. Subject to the terms and conditions of this Agreement, and pursuant to the applicable provisions of the NMSA, NMAC, NMFID, CGCL and the CFC, federal law and, to the extent applicable, the rules and regulations promulgated by the DBO, and the Federal Reserve Board, at the Primary Merger Effective Time, Merger Sub shall be merged with an into BFC, with BFC as the surviving corporation, (the “Primary Merger”) followed immediately by the merger of BFC with and into BCML, with BCML as the surviving corporation (the “Holding Company Merger.) Subject to the terms and conditions of this Agreement, and pursuant to the applicable provisions of the CGCL, CFC, NMFID, federal law and, to the extent applicable, the rules and regulations promulgated by the DBO and Federal Reserve Board, immediately following the Holding Company Merger Effective Time, BANK shall be merged with and into UBB, with UBB as the surviving bank (the “Bank Merger.”)

(b)          Surviving Entities. Upon the consummation of the Mergers, the separate corporate existence of Merger Sub and BFC shall cease and BCML shall continue as the surviving entity under the laws of the State of California. The name of “BayCom Corp” as the surviving entity of the Primary Merger and Holding Company Merger shall remain “BayCom Corp.” From and after the Holding Company Merger Effective Time, BCML, as the ultimate surviving entity following the Primary Merger and Holding Company Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of BFC. Upon the consummation of the Bank Merger, the separate corporate existence of BANK shall cease and UBB shall continue as the surviving entity under the laws of the State of California. The name of “United Business Bank” as the surviving entity of the Bank Merger shall remain “United Business Bank.” From and after the Bank Merger Effective Time, UBB, as the surviving entity of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of BANK.

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(c)          Articles of Incorporation and Bylaws of the Surviving Entities. The Articles of Incorporation and Bylaws of BCML, as in effect immediately prior to the Holding Company Merger Effective Time, shall be the Articles of Incorporation and Bylaws of BCML, as the ultimate surviving corporation of the Primary Merger and Holding Company Merger, until either is thereafter amended in accordance with applicable law. The Articles of Incorporation and Bylaws of UBB, as in effect immediately prior to the Bank Merger Effective Time, shall be the Articles of Incorporation and Bylaws of UBB, as the surviving corporation of the Bank Merger, until either is thereafter amended in accordance with applicable law

(d)          Directors and Officers of the Surviving Entities. The directors and officers of BCML immediately prior to the Holding Company Merger Effective Time shall be the directors and officers of BCML, as the ultimate surviving corporation of the Primary Merger and the Holding Company Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected, and the directors and officers of UBB immediately prior to the Bank Merger Effective Time shall be the directors and officers of UBB, as the surviving corporation of the Bank Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

2.2           Filing of Agreements of Merger. As soon as practicable, but in no event later than the tenth (10th) calendar day after which each of the conditions set forth in Article VII hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, Merger Sub and BFC will file, or cause to be filed, with the New Mexico Secretary of State an agreement of merger in substantially the form of Annex B to this Agreement, effecting the Primary Merger, and the Primary Merger shall become effective at that time (the “Primary Merger Effective Time.”) Immediately following the Primary Merger Effective Time, BFC and BCML will file, or cause to be filed, with the California Secretary of State and the New Mexico Secretary of State an agreement of merger in substantially the form of Annex C to this Agreement, effecting the Holding Company Merger, and the Holding Company Merger shall become effective at that time (the “Holding Company Merger Effective Time”). Immediately following the Holding Company Merger Effective Time, BANK and UBB will file, or cause to be filed, with the California Secretary of State and DBO and the New Mexico Secretary of State an agreement of merger in substantially the form of Annex D to this Agreement, effecting the Bank Merger, and the Bank Merger shall become effective at that time (the “Bank Merger Effective Time”).

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

3.1           Effect on Capital Stock. At the Primary Merger Effective Time, as a result of the Primary Merger and without any action on the part of the holder of any capital stock of BFC:

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(a)          Effect on BFC Common Stock. Each share of BFC Common Stock (collectively, the “Shares”) issued and outstanding immediately prior to the Primary Merger Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $62.00 per Share (the “Per Share Merger Consideration.”) At the Primary Merger Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of BFC Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) formerly representing any of the Shares (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b)          Effect on Merger Sub Common Stock. The shares of Merger Sub Common Stock issued and outstanding immediately prior to the Primary Merger Effective Time shall be converted into one share of Surviving Corporation Common Stock, all of which shares shall be wholly-owned by BCML following the Primary Merger. The then-outstanding shares of Surviving Corporation Common Stock will be cancelled in the Holding Company Merger.

(c)          Effect on Capital Stock of BCML. The Holding Company Merger shall have no effect on the capital stock of BCML.

(d)          Cancellation of Excluded Shares. Each Excluded Share shall, as a result of the Primary Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

(e)          Dissenting Shares. Any shares of BFC Common Stock or held by a Person who dissents from the Primary Merger in accordance with the provisions of applicable law shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Primary Merger Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law. The Per Share Merger Consideration for any Dissenting Share shall be paid over to BCML by the Exchange Agent pending the determination as to the rights of any Dissenting Share to consideration under applicable laws.

3.2           Exchange of Certificates.

(a)          Exchange Agent. At the Primary Merger Effective Time, BCML shall make available or cause to be made available to an exchange agent selected by BCML with BFC’s prior approval, which shall not be unreasonably withheld (the “Exchange Agent”), the amount in cash in order for the Exchange Agent to distribute the Per Share Merger Consideration (the “Exchange Fund.”) The Exchange Agent shall invest the Exchange Fund as directed by BCML; provided that such investments shall be in a bank account of a federally insured depository institution or in short term (90 days or less) obligations of or guaranteed by the United States of America. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1 shall be promptly returned to BCML.

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(b)          Exchange Procedures. As soon as practicable after the Primary Merger Effective Time (and in no event later than five (5) Business Days after the Primary Merger Effective Time), BCML shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Primary Merger Effective Time, a holder of shares of BFC Common Stock (a “Record Holder”) (other than holders of Excluded Shares and Dissenting Shares) represented by Certificates: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) to the Exchange Agent, such customary letter of transmittal to be in such form and have such other provisions as BCML and BFC may reasonably agree; and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of the Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for each share of BFC Common Stock represented by such surrendered Certificates the Per Share Merger Consideration which the Record Holder has the right to receive pursuant to Section 3.1(a) hereof (after giving effect to any required Tax withholdings as provided in Section 3.3), with any amount of less than one cent being rounded up to the nearest whole number. Certificates so surrendered shall be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. BCML shall be entitled to rely upon the stock transfer books of BFC to establish the identity of those persons entitled to receive the Per Share Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, BCML shall be entitled to deposit the Per Share Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(c)          Transfers. The Per Share Merger Consideration delivered in accordance with the terms of this Article III upon the surrender of the Certificates shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares (other than the right to receive the payments and deliveries contemplated by this Article III). At the Primary Merger Effective Time, holders of Certificates shall cease to have rights with respect to BFC Common Stock previously represented by such Certificates, and such holders’ sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration in respect of the shares represented thereby. From and after the Primary Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of BFC of the Shares that were outstanding immediately prior to the Primary Merger Effective Time. If, after the Primary Merger Effective Time, any Certificate is presented to BCML or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Per Share Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article III.

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(d)          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of BFC for 180 days after the Primary Merger Effective Time (or such other time as shall be expressly provided in the agreement with the Exchange Agent with respect to the Exchange Fund) shall be delivered to BCML. Any holder of Shares (other than Excluded Shares and Dissenting Shares) that has not theretofore complied with this Article III shall, after any remaining portion of the Exchange Fund has been delivered to BCML, thereafter look only to BCML for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 3.3) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of BCML, BFC, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)          Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by BCML, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by BCML as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will distribute the Per Share Merger Consideration with respect to each Share represented by such lost, stolen or destroyed Certificate.

3.3           Withholding Rights. Each of BCML and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of BFC Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by BCML, or Exchange Agent, such withheld amounts (i) shall be timely remitted by BCML or Exchange Agent to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of BFC Common Stock in respect of which such deduction and withholding was made by BCML or Exchange Agent, as the case may be.

ARTICLE IV

ACTIONS PENDING THE MERGER

4.1           Forbearances by BFC and BANK. From the date hereof and until the Primary Merger Effective Time, except as expressly contemplated or permitted by this Agreement, required by a Governmental Authority of competent jurisdiction or as Previously Disclosed or as reasonably requested by BCML, without the prior written consent of BCML (which such consent shall not be unreasonably withheld or delayed), each of BFC and BANK shall not:

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(a)          Ordinary Course. Conduct its respective business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and the other parties the goodwill of its customers and others with whom business relations exist.

(b)          Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any Rights or other Rights (other than the issuance of common stock upon exercise of stock options outstanding on the date of this Agreement in accordance with their respective terms), (ii) adjust, split, combine or reclassify any capital stock, (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of common stock or (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests.

(c)          Dividends. Other than a $0.50 per Share dividend to be paid by BFC to its shareholders prior to Closing and any dividend that may be necessary to be paid by BANK to BFC solely for the purpose of BFC paying quarterly interest payments on its existing trust preferred securities, neither BFC nor BANK, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock.

(d)          Compensation; Employment Agreements; Etc. Except as set forth on Schedule 4.1(d) of the Disclosure Schedule, enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, or (iii) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers).

(e)          Hiring. Hire any person as an employee of or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)          Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to, except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan, grant, award or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by this Agreement.

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(g)          Dispositions. Except in the ordinary course of business, (i) sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that, in the aggregate, exceeds $50,000; or (ii) sell, transfer, mortgage, license, encumber or otherwise dispose of any assets, rights, deposits, business or properties at a price that is less than the book value as of March 31, 2018.

(h)          Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), deposits or properties of any other Person.

(i)          Capital Expenditures. Other than in accordance with binding commitments existing on the date hereof as Previously Disclosed, other than capital expenditures in the ordinary course of business consistent with past practice, and other than capital expenditures Previously Disclosed, make any capital expenditures in amounts not exceeding $25,000 per project or $100,000 in the aggregate except for emergency repairs or replacements.

(j)          Governing Documents. Amend its articles of incorporation, bylaws or any other governing documents or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than (i) as may be required by changes in laws, regulations or GAAP, (ii) for tax purposes or (iii) to take advantage of any beneficial tax or accounting methods.

(l)          Contracts. Enter into, cancel, fail to renew or terminate any Material Contract, amend or modify in any material respect any of its existing Material Contracts or real or personal property leases or waive, release, relinquish or assign any Material Contract or real or personal property lease (or any rights thereunder), other than (i) as otherwise permitted under this Agreement, (ii) in the ordinary course of business consistent with past practice or (iii) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination.

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(m)          Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment of an amount which exceeds $10,000 in excess of amounts contributed by insurance and/or would impose any material restriction on its business.

(n)          Banking Operations. Enter into any new line of business; introduce any significant new products or services; materially change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o)          Marketing. Introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements.

(p)          Derivatives Contracts. Enter into any Derivatives Contract, except in the ordinary course of business consistent with past practice.

(q)          Indebtedness. Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, FHLB advances, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)          Investment Securities. Acquire or otherwise invest in (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any (i) Equity Investment, or (ii) debt security, in each case other than in the ordinary course of business consistent with past practice.

(s)          Loans. Except to satisfy contractual obligations existing as of the date hereto, (i) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit originated or to be originated (collectively, “Loans”) in a manner that is inconsistent with its ordinary course of business, inconsistent with its lending policies and procedures in effect as of the date of this Agreement, or in the case of a modification or renewal would reduce the outstanding unpaid principal, interest, and other amounts owed under the Loan prior to its modification or renewal; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) make or commit to make any Loan to, or enter into any transaction with, any directors, officers, employees or any of its Affiliates; or (iv) enter into any Loan securitization or create any special purpose funding entity. For any new Loan to be originated by BANK or renewal in a principal amount such that the total loans outstanding to such borrower, including unfunded commitments would be, in excess of $2,500,000, prior to committing to extend or renew such Loan, BANK shall provide BCML with a copy of the loan underwriting analysis and credit memo of BANK with respect to the proposed Loan (the “Loan Package”). BANK shall consider any comments that may be raised by BCML within forty-eight (48) hours of BCML’s receipt of the Loan Package. If BCML fails to respond to BANK within forty-eight (48) hours after receipt by BCML of the Loan Package, BCML shall be deemed to have no comments on such Loan.

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(t)          Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)          Adverse Actions. Knowingly take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Primary Merger Effective Time or (B) any of the conditions to the transactions contemplated set forth in Section 7.2 not being satisfied or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement, except, in each case, as may be required by applicable law or regulation.

(v)         Tax Elections. Except as expressly contemplated by this Agreement, make or change any material Tax election, settle or compromise any of its material Tax liabilities, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of its Taxes, enter into any closing agreement with respect to any material amount of its Taxes or surrender any right to claim a material amount of its Tax refund, adopt or change any method of accounting with respect to its Taxes, or file any amended Tax Return.

(w)          Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares (“Antitakeover Law”) or (ii) to exempt or make not subject to the provisions of any Antitakeover Law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(x)          Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary other than (i) compensation in the ordinary course of business consistent with past practice, (ii) loans, subject to subsection 4.1(s), or (iii) deposit transactions.

(y)          Interest on Deposits. Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies and the ordinary course of business consistent with past practices and otherwise consistent with general economic and competitive conditions in BANK’s market area.

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(z)          Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

4.2           Forbearances of BCML. From the date hereof and until the Primary Merger Effective Time, except as expressly contemplated or permitted by this Agreement, required by a Governmental Authority of competent jurisdiction or as Previously Disclosed, without the prior written consent of BFC (which such consent shall not be unreasonably withheld or delayed), BCML shall not:

(a)          Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and the other parties the goodwill of its customers and others with whom business relations exist.

(b)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than (i) as may be required by changes in laws, regulations or GAAP, (ii) for tax purposes or (iii) to take advantage of any beneficial tax or accounting methods.

(c)          Adverse Actions. Knowingly take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Primary Merger Effective Time or (B) any of the conditions to the transactions contemplated set forth in Section 7.3 not being satisfied or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement, except, in each as may be required by applicable or regulation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1           Disclosure Schedules. On or prior to the date hereof, BFC and BANK have delivered to BCML, and BCML has delivered to BFC and BANK, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of its covenants contained in Article IV or Article VI. Any information disclosure in any section of such party’s Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement.

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5.2           Representations and Warranties of BFC and BANK. BFC and BANK hereby jointly and severally represent and warrant to BCML that, except as Previously Disclosed:

(a)          Organization, Standing and Authority. BANK is a state-chartered Federal Reserve member bank duly organized and validly existing under the laws of the State of New Mexico that is duly authorized by the NMFID to conduct business as a bank. BANK is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not materially impair the ability of BANK to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. BANK has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not materially impair the ability of BANK to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The deposit accounts of BANK are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and BANK has paid all deposit insurance premiums and assessments required by applicable laws and regulations. BFC is a corporation duly organized and validly existing under the laws of the State of New Mexico. BFC is duly registered as a bank holding company under the Federal Reserve Act. BFC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not materially impair the ability of BFC to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The copies of the BANK Articles, the BFC Articles, the BANK Bylaws, the BFC Bylaws, and the other governing documents of BANK and BFC which have been previously made available to BCML are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of BANK and BFC contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of its board of directors), as well as the shareholders of BANK and BFC through the date hereof.

(b)          BFC Capital Structure.

(i)          The authorized capital stock of BANK consists of (i) 1,500,000 shares of BANK Common Stock, $5.00 par value per share, 482,626 of which are issued and outstanding. BANK does not have any other shares of capital stock authorized, designated, issued or outstanding. BFC is the record holder of all the issued and outstanding shares of BANK Common Stock. All outstanding shares of BANK’s capital stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the BANK Articles, the BANK Bylaws or any agreement to which BANK is a party, and (ii) have been offered, sold, issued and delivered by BANK in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of BANK capital stock.

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(ii)         The authorized capital stock of BFC consists of (i) 1,500,000 shares of BFC Common Stock, $5.00 par value per share, of which 379,404 shares are issued and outstanding as of the date hereof. BFC does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of BFC’s capital stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the BFC Articles, the BFC Bylaws or any agreement to which BFC is a party, and (ii) have been offered, sold, issued and delivered by BFC in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of BFC capital stock.

(iii)        Except as set forth on Schedule 5.2(b)(iii) of the Disclosure Schedule, neither BFC nor BANK has in place any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(iv)        Except as set forth on Schedule 5.2(b)(iv) of the Disclosure Schedule, there are no Rights or agreements obligating BFC or BANK to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any BFC capital stock or any capital stock or equity or other ownership interest of BFC or obligating BFC to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. Except as also set forth on Schedule 5.2(b)(iv) of the Disclosure Schedule, there are no outstanding or authorized stock options, stock appreciation, phantom stock, profit participation, or other similar rights with respect to either BFC or BANK.

(v)         Except for the Non-Competition and Voting Agreements, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of BFC to which BFC is a party, by which BFC is bound, or of which BFC has knowledge, or (ii) agreements or understandings to which BFC is a party, by which BFC is bound, or of which BFC has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any BFC capital stock. There are no Rights or agreements obligating either BFC or BANK to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any BFC or BANK capital stock or any capital stock or equity or other ownership interest of BFC or BANK or obligating BFC or BANK to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right.

(c)          Subsidiaries. BFC owns all of the issued and outstanding shares of BANK and does not own, beneficially, directly or indirectly, any other Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind. BANK does not own, beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

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(d)          Corporate Power. Each of BFC and BANK has the corporate power and authority to carry on its respective business as it is now being conducted and to own all its properties and assets; and each of BFC and BANK has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(e)          Corporate Authority.

(i)          Subject to receipt of the Requisite Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of each of BFC and BANK on or prior to the date hereof and will remain in full force and effect through the Closing. No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of BFC and BANK and, assuming due authorization, execution and delivery by BCML, Merger Sub and UBB, this Agreement is a valid and legally binding obligation of each of BFC and BANK, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)         The BFC Board and the BANK Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Mergers, are fair to, and in the best interests of, BFC, BANK and its respective shareholders, (2) approving and declaring advisable this Agreement and the transactions contemplated hereby and (3) recommending that BFC’s shareholders approve and adopt this Agreement.

(f)          Regulatory Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BFC, BANK or any of their Affiliates in connection with the execution, delivery or performance by BFC and BANK of this Agreement or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by the DBO, the NMFID, the New Mexico Corporations bureau, and the Federal Reserve Board, as may be required, and (B) the filing of the Primary Merger agreement of merger with the New Mexico Secretary of State, the filing of the Holding Company Merger agreement of merger with the New Mexico Secretary of State and the California Secretary of State and the filing of the Bank Merger agreement of merger with the California Secretary of State, the DBO, the NMFID and the New Mexico Secretary of State.

(g)          No Conflict. The execution and delivery by each of BFC and BANK of this Agreement and the consummation of the transactions provided for in this Agreement (i) do not violate any provision of the BFC Articles, the BANK Articles, the BFC Bylaws, the BANK Bylaws any provision of applicable federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite Shareholder Approval), and (i) except as set forth in Schedule 5.2(g) of the Disclosure Schedule, do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which BFC, or any of its subsidiaries is a party or by which any of them is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which BFC or BANK, or any of their subsidiaries is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of BFC, BANK, or any of their subsidiaries.

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(h)          Financial Statements; Material Adverse Effect.

(i)          BFC has previously made available to BCML accurate and complete copies of the BFC Financial Statements. The BFC Financial Statements as of and for the fiscal years ended December 31, 2017 and 2016 are accompanied by the audit report of Moss Adams, LLP. The BFC Financial Statements fairly present in all material respects, the financial condition of BFC as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders’ equity and cash flows (if applicable) of BFC for the respective periods or as of the respective dates set forth therein.

(ii)         The BFC Financial Statements have been, and are being, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein.

(iii)        Since January 1, 2018, neither BFC nor BANK has incurred any liability other than in the ordinary course of business consistent with past practice, except (i) as Previously Disclosed, (ii) liabilities properly accrued or reserved against in the consolidated balance sheet of BFC as of January 1, 2018, (iii) liabilities and obligations incurred since January 1, 2018 in the ordinary course of business consistent with past practice, (iv) liabilities and obligations that are not material to BFC and BANK, taken as a whole, and (iv) any liabilities and obligations incurred with respect to the transactions contemplated by this Agreement.

(iv)        Except as Previously Disclosed, since January 1, 2018, (A) each of BFC and BANK has conducted its business in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.2 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to BFC and BANK.

(v)         No agreement pursuant to which any loans or other assets have been or shall be sold by BFC or BANK entitled the buyer of such loans or other assets to cause BFC or BANK to repurchase such loan or other asset or the buyer to pursue any other form of recourse against BFC or BANK. All cash, stock or other dividends or any other distribution with respect to the capital stock of BFC or BANK that has been declared, set aside or paid since January 1, 2018 has been Previously Disclosed. Since January 1, 2018, no shares of capital stock of BFC or BANK have been purchased, redeemed or otherwise acquired, directly or indirectly, by BFC or BANK and no agreements have been made by BFC or BANK to do any of the foregoing.

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(i)          Legal Proceedings. Except as set forth in Schedule 5.2(i) of the Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against BFC or BANK, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to BFC or BANK, and, to the knowledge of BFC and BANK, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. None of BFC, BANK, nor any of their respective properties owned by BFC or BANK, is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to BFC or BANK.

(j)          Regulatory Matters.

(i)          Each of BFC and BANK has duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by it under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and BFC and BANK have previously made available to BCML accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examinations of BFC and BANK by the appropriate Governmental Authorities, neither BFC nor BANK was required to correct or change any action, procedure or proceeding which either BFC or BANK believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on BFC or BANK.

(ii)         None of BFC, BANK or any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, except in the normal course of business, has either BFC or BANK adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Each of BFC and BANK has paid all assessments made or imposed by any Governmental Authority.

(iii)        Except as Previously Disclosed, no Governmental Authority has initiated since December 31, 2015 or has pending any proceeding, enforcement action or, to the knowledge of BFC or BANK, investigation or inquiry into the business, operations, policies, practices or disclosures of BFC or BANK (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of BFC or BANK), or, to the knowledge of BFC or BANK, threatened any of the foregoing.

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(iv)        BFC and BANK are “well-capitalized” as defined by applicable laws and regulations. The most recent regulatory rating given to BANK as to compliance with the Community Reinvestment Act is “Satisfactory” or better. Since the last regulatory examination of BANK with respect to Community Reinvestment Act compliance, BANK has not received any complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the knowledge of BANK, threatened with respect to any violations of consumer fair lending laws or regulations.

(k)          Compliance With Laws. Except as Previously Disclosed, and to the best knowledge of BFC and/or BANK, as applicable, each of BFC and BANK:

(i)          is and at all times since December 31, 2015 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)         has and at all times since December 31, 2015 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect; and all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of BFC and BANK, no suspension or cancellation of any of them is pending or threatened;

(iii)        has received, since December 31, 2015, no notification or communication from any Governmental Authority (A) asserting that BFC or BANK is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of BFC or BANK, do any grounds for any of the foregoing exist); and

(iv)        has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, has designed disclosure controls and procedures to ensure that material information is made known to the management of BFC and BANK on no less than a quarterly basis, and has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and has identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

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(l)          Material Contracts; Defaults.

(i)          Except as Previously Disclosed, neither BFC nor BANK is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of either BFC or BANK to indemnification from BFC or BANK, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, or similar obligation, in each case, in the ordinary course of business), (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of BFC or BANK, (G) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $50,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (I) which provides for the payment by BFC or BANK of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by BFC or BANK, (K) which materially restricts the conduct of any business by BFC or BANK or limits the freedom of BFC or BANK to engage in any line of business in any geographic area (or would so restrict BFC or BANK after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires BFC or BANK to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) which is with respect to, or otherwise commits BFC or BANK to do, any of the foregoing, or (M) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “Material Contracts”).

(ii)         To the knowledge of BFC and BANK, each Material Contract is valid and binding on BFC and/or BANK and is in full force and effect (other than due to the ordinary expiration thereof) and is valid and binding on the other parties thereto. None of BFC, BANK or, to the knowledge of BFC and/or BANK, any other parties thereto, is in material default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by BFC or BANK is currently outstanding.

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(iii)        All outstanding loans from BFC or BANK to its officers and directors have been Previously Disclosed, and except as Previously Disclosed, there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(m)          No Brokers. Other than for financial advisory services performed for BFC by Vining Sparks pursuant to an agreement dated April 2, 2018 and provided to BCML, no action has been taken by BFC or BANK that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby. The board of directors of BFC has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of August 3, 2018, to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Per Share Merger Consideration to be received by the holders of BFC common stock in the Merger is fair, from a financial point of view, to such holders.

(n)          Employee Benefit Plans.

(i)          Schedule 5.2(n)(i) lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of BFC and/or BANK and current or former directors or independent contractors of BFC and/or BANK, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “BFC Benefit Plans”). BFC and BANK have previously made available to BCML true and complete copies of (A) all BFC Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any BFC Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Sections 103(a)(3) and 103(e) of ERISA with respect to each BFC Benefit Plan; (C) for each BFC Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or, in the case of an BFC Benefit Plan maintained pursuant to the adoption of a prototype or volume submitter document a copy of an opinion or notification letter issued by the IRS to the sponsor of the prototype or volume submitter document upon which BFC is entitled to rely stating that the form of the prototype or volume submitter plan document is acceptable for the establishment of a qualified retirement plan), for each BFC Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each BFC Benefit Plan; (F) the most recent actuarial report, if any relating to each BFC Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each BFC Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

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(ii)         Each BFC Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such BFC Benefit Plan is maintained. Each BFC Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and BFC is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither BFC nor BANK has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, an BFC Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such BFC Benefit Plan. There is no material pending or, to either BFC’s or BANK’s knowledge, threatened litigation relating to the BFC Benefit Plans. Neither BFC nor BANK has engaged in a transaction with respect to any BFC Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any BFC Benefit Plan. No BFC Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii)        No liability under Title IV of ERISA has been or is expected to be incurred by either BFC or BANK with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with BFC under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither BFC nor BANK has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)        All contributions required to be made under the terms of any BFC Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither BFC nor BANK has provided, nor is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)         Except as set forth on Schedule 5.2(n)(v) of the Disclosure Schedule, neither BFC nor BANK has any obligations for retiree health and life benefits under any BFC Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. BFC may amend or terminate any such BFC Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to an BFC Benefit Plan that could subject either BFC or BANK to a material tax under Section 4980B of the Code.

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(vi)        Except as set forth on Schedule 5.2(n)(vi) of the Disclosure Schedule, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any employees or any current or former director or independent contractor of BFC or BANK to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the BFC Benefit Plans, (C) result in any breach or violation of, or a default under, any of the BFC Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by BFC under Section 162(m) of the Code when paid.

(vii)       All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii)      No BFC Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix)         Each BFC Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(o)          Labor Matters. Except as set forth on Schedule 5.2(o), neither BFC nor BANK is a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is either BFC or BANK the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel either BFC or BANK to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to either BFC’s or BANK’s knowledge, threatened, nor, to either BFC’s or BANK’s knowledge, are any employees of BFC or BANK seeking to certify a collective bargaining unit or engaging in other organizational activity. Since January 1, 2015, BFC and BANK have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.

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(p)          Environmental Matters. To the knowledge of BFC and BANK, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on BFC or BANK any liability or obligation arising under any Environmental Laws pending or threatened against BFC or BANK, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BFC or BANK. To the knowledge of BFC and BANK, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BFC or BANK. To the knowledge of BFC and BANK, each of BFC and BANK is in compliance in all material respects with applicable Environmental Laws. To the knowledge of BFC and BANK, no real property (including buildings or other structures) currently or formerly owned or operated by BFC or BANK, or any property in which BFC or BANK has held a security interest, Lien or a fiduciary or management role (“BANK Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to BFC or BANK. Neither BFC nor BANK could be deemed the owner or operator of, nor has either participated in the management regarding Hazardous Substances of, any BANK Loan Property or any property of BANK which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to BFC or BANK. To the knowledge of BANK, BANK does not have any liability for any Hazardous Substance disposal or contamination on any third-party property. To the knowledge of BFC and BANK, none of BFC, BANK, or any Person whose liability BANK has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Neither BFC nor BANK is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To the knowledge of BFC and BANK, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving BFC, BANK, any currently or formerly owned or operated property, any BANK Loan Property, or, to BFC’s and BANK’s knowledge, any Person whose liability BFC or BANK has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against BFC or BANK, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any BANK Loan Property or property of BFC or BANK. Each of BFC and BANK has made available to BCML true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to BFC or BANK and any currently or formerly owned or operated property.

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(q)          Tax Matters.

(i)          Each of BFC and BANK has timely filed all Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete in all material respects and none of such Tax Returns has been amended.

(ii)         All material Taxes required to be paid or remitted by BFC or BANK on or before the date hereof have been so paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, sufficiently reserved in the BFC Financial Statements in accordance with GAAP.

(iii)        Each of BFC and BANK and its respective officers, directors or any employee responsible for Tax matters have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(iv)        Each of BFC and BANK has not waived any statute of limitations in respect of its Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)         To each of BFC’s and BANK’s knowledge, neither has engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(vi)        The unpaid Taxes of BFC and BANK (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on BFC’s balance sheet dated March 31, 2018 and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BFC and BANK in filing their Tax Returns.

(vii)       Neither BFC nor BANK is currently the beneficiary of any extension of time within which to file any Tax Returns.

(viii)      There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BFC or BANK.

(ix)         No Tax actions by any Governmental Authority are pending or being conducted with respect to BFC or BANK.

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(x)          Neither BFC nor BANK has received from any taxing authority (including jurisdictions in which neither BFC nor BANK has filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters or (C) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against BFC or BANK.

(xi)         Except as Previously Disclosed, neither BFC nor BANK is a party to or bound by any tax sharing agreement.

(xii)        Except as Previously Disclosed and except for the affiliated group of which BFC is parent, neither BFC nor BANK has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.

(xiii)       Neither BFC nor BANK is currently liable, nor does BFC or BANK have any potential liability, for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise.

(xiv)      Neither BFC nor BANK has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xv)       Neither BFC nor BANK has been nor will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(xvi)      Neither BFC or BANK will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax law, (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, or (F) other action taken prior to the Closing Date.

(r)          Risk Management Instruments. Except as Previously Disclosed, neither BFC nor BANK is a party to, nor has it agreed to enter into, a Derivatives Contract.

(s)          Loans; Nonperforming and Classified Assets.

(i)          Except as Previously Disclosed, each Loan on the books and records of BANK was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of BFC and BANK, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

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(ii)         BANK has Previously Disclosed as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is [60] or more days delinquent in payment of principal or interest, or to the knowledge of BANK, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by BANK, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of BANK or an Affiliate of BANK.

(iii)        BANK has Previously Disclosed a list and description of all loan participations entered into between BANK and any third party which are reflected on the books and records of BANK. A true and complete copy of each document relating to each loan participation has been made available to BCML, with the exception of loan files for loans guaranteed or unguaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.

(t)          Properties. All real property owned or leased by BFC or BANK has been Previously Disclosed. With respect to such real property that is owned by BFC or BANK, BFC or BANK, as applicable, has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to BCML, (iii) survey imperfections set forth in surveys of such properties delivered to BCML or (iv) as Previously Disclosed. With respect to such real property that is leased by either BFC or BANK, BFC or BANK has a good and marketable leasehold estate in and to such property (except for the matters described in clauses (i)-(iv) hereof). Except as set forth on Schedule 5.2(t) of the Disclosure Schedule: each of BFC and BANK has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to BCML; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date. To the knowledge of BFC and BANK, none of BFC, BANK and the landlord thereunder is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the parties thereto; other than as set forth on Schedule 5.2(t), the transactions contemplated hereby will not require the consent of any landlord under any such lease; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease, BFC or BANK has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that BFC’s and/or BANK’s use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided neither BFC nor BANK is in default of any of its obligations pursuant to any such lease beyond the expiration of any notice and cure periods. All real and personal property owned by either BFC or BANK or presently used by either BFC or BANK in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. BFC and BANK have good and marketable and insurable title, free and clear of all Liens to all of its respective material properties and assets, other than real property, except (i) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and (iii) as Previously Disclosed. All personal property which is material to BFC’s and BANK’s business and leased or licensed by BFC and/or BANK is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Primary Merger Effective Time.

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(u)          Intellectual Property. Except as Previously Disclosed, BFC and BANK own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in their respective businesses, free and clear of any material Liens, all of which have been Previously Disclosed by BFC and BANK, and neither BFC nor BANK has received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the knowledge of BFC and BANK, the operation of the businesses of BFC and BANK does not infringe or violate the intellectual property of any third party. BFC and BANK have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(v)         Fiduciary Accounts. Each of BFC and BANK has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws. To the knowledge of BFC and BANK, neither BFC, BANK nor any of its respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(w)          Books and Records. The books, records, systems, data and information of BFC and BANK (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of BFC and BANK and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BFC and BANK (including all means of access thereto and therefrom).

(x)          Insurance. BFC and BANK have Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by BFC and/or BANK. Each of BFC and BANK is insured with reputable insurers against such risks and in such amounts as the management of BFC and BANK have reasonably determined to be prudent in accordance with industry practices; all of the material insurance policies, binders, or bonds currently maintained by BFC and BANK are in full force and effect; neither BFC nor BANK is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

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(y)          Allowance For Loan Losses. BANK’s allowance for loan losses is in compliance with BANK’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, the Financial Accounting Standards Board and applicable bank regulatory agencies and is adequate under all such standards.

(z)          Transactions With Affiliates. Except as set forth on Schedule 5.2(z), there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of BFC or BANK, or any Affiliate of BFC or BANK, relating to, arising from or affecting BFC or BANK, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of BFC or BANK, with or without adequate compensation, in any amount whatsoever.

(aa)         Material Facts. The representations and warranties contained in this Section 5.2, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.2 not misleading.

5.3           Representations and Warranties of BCML and UBB. BCML and UBB represent and warrant to BFC and BANK that, except as previously disclosed:

(a)          Organization, Standing and Authority. UBB is a bank duly organized and validly existing under the laws of the State of California that is duly authorized by the DBO to conduct business as a commercial bank. UBB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not materially impair the ability of UBB to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. UBB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not materially impair the ability of UBB to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The deposit accounts of UBB are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and UBB has paid all deposit insurance premiums and assessments required by applicable laws and regulations. BCML is a corporation duly organized and validly existing under the laws of the State of California and is duly registered as a bank holding company under the BHCA. The copies of the UBB Articles, BCML Articles, UBB Bylaws and BCML Bylaws, and the other governing documents of UBB and BCML which have been previously made available to BFC are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of UBB and BCML, respectively, contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of its board of directors), as well as the shareholders of UBB and BCML through the date hereof.

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(b)          Capital Structure.

(i)          The authorized capital stock of BCML consists of (i) 100,000,000 shares of BCML Common Stock, of which 10,869,275 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. BCML does not have any other shares of capital stock authorized, designated, issued or outstanding.

(ii)         Other than the BayCom Corp 2017 Omnibus Equity Incentive Plan and the Bay Commercial Bank 2014 Equity Incentive Plan, neither BHC nor BANK has adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(c)          Subsidiaries. BCML owns all of the issued and outstanding shares of Merger Sub and UBB and will not own, beneficially, directly or indirectly, any other Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind. BCML does not own, beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(d)          Corporate Power. BCML and UBB, respectively, has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; BCML and UBB, respectively, has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(e)          Corporate Authority.

(i)          Subject to the receipt of the Requisite Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BCML, Merger Sub and UBB on or prior to the date hereof and will remain in full force and effect through the Closing. No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of BCML, Merger Sub and UBB and, assuming due authorization, execution and delivery by BFC and BANK, this Agreement is a valid and legally binding agreement of each of BCML, Merger Sub and UBB enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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(ii)         The BCML Board and UBB Board, by a unanimous vote thereof, have adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Mergers, are fair to, and in the best interests of, BCML, UBB and their respective shareholders, and (2) approving and declaring advisable this Agreement and the transactions contemplated hereby.

(f)          Regulatory Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BCML, Merger Sub, UBB or any of their Affiliates in connection with the execution, delivery or performance by BCML, Merger Sub and UBB of this Agreement or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by the DBO, the NMFID, the New Mexico Corporations bureau, and the Federal Reserve Board, as may be required, and (B) the filing of the Primary Merger agreement of merger with the New Mexico Secretary of State, the filing of the Holding Company Merger agreement of merger with the New Mexico Secretary of State and the California Secretary of State and the filing of the Bank Merger agreement of merger with the California Secretary of State, the DBO, the NMFID and the New Mexico Secretary of State.

(g)          No Conflict. The execution and delivery by each of BCML, Merger Sub and UBB of this Agreement and the consummation of the transactions provided for in this Agreement (i) do not violate any provision of the BCML Articles, UBB Articles, BCML Bylaws, UBB Bylaws, any provision of federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite Shareholder Approval) and (ii) except as set forth in Schedule 5.3(g), do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which either BCML or UBB is a party or by which it is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which either BCML or UBB, is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of BCML or UBB.

(h)          Financial Statements. The financial statements of BCML and its Subsidiaries included (or incorporated by reference) in the BCML SEC Reports ( including the related notes, where applicable) (i) have been prepared from, and are in accordance with the books and records of BCML and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of BCLM and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amounts); (iii) complied as to form, as of their respective dates of filing with the SEC, in all materials respects with applicable accounting requirements and with the published rules and regulation of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of BCML and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Moss Adams LLP has not resigned (or informed BCML that is intends to resign) or been dismissed as independent public accountants of BCML as a result of or in connection with any disagreements with BCML on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(i)          Legal Proceedings. Except as set forth in Schedule 5.3(i) of the Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against BCML or UBB, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to BCML, and, to the knowledge of BCML and UBB, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither BCML, UBB, nor any of the properties owned by BCML or UBB is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to BCML.

(j)          Regulatory Matters. BCML has duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by it under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and BCML has made available to BFC and BANK accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examination of BCML by the appropriate Governmental Authorities, BCML was not required to correct or change any action, procedure or proceeding which BCML believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on BCML.

(k)          Compliance With Laws. Except as Previously Disclosed, BCML and UBB:

(i)          have and at all times since December 31, 2015 have had all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities (and have paid all fees and assessments due and payable in connection therewith) that are required in order to permit either to own or lease its respective properties and to conduct its respective business as presently conducted, except where the failure to do so would not have a Material Adverse Effect; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of BCML and UBB, no suspension or cancellation of any of them is pending or threatened;

(ii)         have received, since December 31, 2015, no notification or communication from any Governmental Authority (A) asserting that either BCML or UBB is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of BCML and UBB, do any grounds for any of the foregoing exist); and

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(iii)        have devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, have designed disclosure controls and procedures to ensure that material information is made known to the management of BCML and UBB on no less than a quarterly basis, and have disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect their ability to record, process, summarize and report financial data and have identified for their auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(l)          Material Facts. The representations and warranties Section 5.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3 not misleading

ARTICLE VI

COVENANTS

6.1           Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, BFC and BANK, on the one hand, and BCML, Merger Sub, and UBB, on the other hand, agree to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

6.2           Regulatory Filings.

(a)          Subject to the other provisions of this Agreement, BCML, UBB, BFC and BANK shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby; and BCML shall use their commercially reasonable best efforts to make any necessary initial filings with Governmental Authorities, within thirty (30) days following the execution hereof.

(b)          Each party agrees, upon request, to furnish the other parties with all information concerning itself and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority.

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6.3           Press Releases. BCML, UBB, BFC and BANK shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.

6.4           Access; Information.

(a)          Upon reasonable notice from BCML and subject to applicable laws relating to the exchange of information, BFC and BANK shall afford BCML, UBB and their officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Primary Merger Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of BFC and BANK and to such other information relating to BFC and BANK as BCML may reasonably request and, during such period, it shall furnish to BCML all information concerning the business, properties and personnel of BFC and BANK as BCML may reasonably request. Upon reasonable notice from BFC and BANK and subject to applicable laws relating to the exchange of information, BCML shall afford BFC, BANK and their respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Primary Merger Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of BCML and to such other information relating to BCML as BFC and BANK may reasonably request and, during such period, it shall furnish to BFC and BANK all information concerning the business, properties and personnel of BCML as BFC and BANK may reasonably request.

(b)          BFC and BANK shall cooperate, and use their commercially reasonable best efforts to cause its independent auditor to cooperate, at BFC’s expense, with BCML and its independent auditor in order to enable BCML and its Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for BFC that may be required by BCML in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, BFC and BANK agree that they will execute and deliver, and cause their officers to execute and deliver (including former officers of BFC and/or BANK after the Closing), such “representation” letters as are customarily delivered in connection with audits and as the independent auditors of BFC, BANK or BCML may respectively reasonably request under the circumstances.

(c)          All information furnished pursuant to this Section 6.4 shall be subject to the provisions of the confidentiality agreement, dated as of June 25, 2018 between BCML, BFC and BANK (the “Confidentiality Agreement”).

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(d)          No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.5           No Solicitation

(a)          BFC and BANK shall not, and shall not permit or authorize any of its Subsidiaries, Affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representatives retained by BFC or BANK) (all of the foregoing, collectively “Representatives”), directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal or (iv) resolve, propose or agree to do any of the foregoing.

BFC and BANK shall, and shall cause each of their respective Subsidiaries and the Representatives of BFC, BANK and their Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, and (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement.

Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining Requisite Shareholder Approval, (1) BFC or BANK receives a written Acquisition Proposal that the BFC Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.5(a), (3) the BFC Board determines in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal and (4) the BFC Board determines in good faith (and based on the advice of outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would constitute a breach of its fiduciary duties to the shareholders of BFC under applicable Law, then BFC may (x) furnish information with respect to BFC and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to BFC than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have been previously provided to BCML or shall be provided to BCML prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provisos or engaging in any discussions or negotiations, BFC shall have entered into a confidentiality agreement with such third party on terms no less favorable to BFC than the Confidentiality Agreement.

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(b)          Neither the BFC Board nor any committee thereof shall: (i) effectuate an Adverse Recommendation Change; (ii) cause or permit BFC to enter into an Alternate Acquisition Agreement; or (iii) resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, in the event BFC receives an unsolicited bona fide Acquisition Proposal and the BFC Board concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, the BFC Board shall nevertheless cause the Shareholders Meeting to be held in accordance with Section 6.7(b) herein, but may, to the extent that the BFC Board concludes in good faith (and based on the advice of outside counsel) that failure to take such action would result in a violation of its fiduciary duties under applicable Law, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date of this Agreement may not be rescinded or amended) in which event the BFC Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, however, that BFC may not submit this Agreement to its shareholders without recommendation unless (A) BFC promptly notifies BCML in writing at least five (5) Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any amendment to any other material term of such Superior Proposal shall require a new written notice by BFC and a new five (5) Business Day period) and (B) prior to the expiration of such five (5) Business Day period, BCML does not make a proposal to adjust the terms and conditions of this Agreement that the BFC Board determines in good faith (after consultation with outside counsel and its financial advisor) after giving effect to, among other things, the payment of the BCML Termination Fee set forth in Section 8.2(a)(ii), that such action is no longer required by its fiduciary duties to the shareholders of BFC under applicable Law.

During the five (5) Business Day period prior to its effecting an Adverse Recommendation Change as referred to above, BFC shall, and shall cause its financial and legal advisors to, negotiate with BCML in good faith (to the extent BCML seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by BCML.

(c)          In addition to the obligations of BFC set forth in Section 6.5(a) and Section 6.5(b), BFC shall promptly, and in any event within 24 hours of receipt, advise BCML in writing in the event BFC or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal (to the extent such terms and conditions are known to BFC), request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish BCML with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). BFC shall keep BCML informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, discussion or negotiation of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, BFC shall promptly (and in any event within 24 hours) notify BCML orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.5(a) or Section 6.5(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

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(d)          BFC agrees that any violation of the restrictions set forth in this Section 6.5 by any Representative of BFC or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of BFC or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by BFC.

(e)          BFC shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement that (i) would restrict BFC’s ability to comply with any of the terms of this Section 6.5; or (ii) relates to any Acquisition Proposal that would materially impair BFC’s ability to consummate the transactions contemplated by this Agreement.

(f)          BFC shall not take any action to exempt any Person (other than BCML, BCML and their respective Affiliates) from the restrictions on “business combinations” or any similar provision contained in any Antitakeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

(g)          BFC agrees that, prior to the termination of this Agreement, it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

6.6          BFC Shareholder Recommendation.

Unless the BFC Board submits this Agreement to its shareholders without recommendation pursuant to Section 6.5(b), BFC, through the BFC Board, shall (i) recommend to the BFC shareholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by BCML. Without limiting the generality of the foregoing, BFC agrees that its obligations to convene and hold the Shareholders Meeting as soon as practicable under Section 6.7(b) shall not be affected by the commencement, public proposal, public disclosure or communication to BFC or any other Person of any Acquisition Proposal. In any case in which the BFC Board, submits this Agreement to its shareholders without recommendation pursuant to Section 6.5(b), or anything else to the contrary in this Agreement (x) BFC shall nevertheless submit this Agreement and the Merger to a vote of its shareholders and (y) the Proxy Statement and any and all accompanying materials (including the proxy card, the “Proxy Materials”)) shall be identical in form and content to Proxy Materials that would have been prepared by BFC had no Adverse Recommendation Change occurred, except for appropriate changes to the disclosure in the Proxy Statement stating that such Adverse Recommendation Change has been made and, if applicable, describing matters relating to the Superior Proposal or other event giving rise to the Adverse Recommendation Change to the extent required by applicable Law.

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6.7           Requisite Shareholder Approval.

(a)          Proxy Statement. For the purposes of holding the Shareholders Meeting, BFC shall draft and prepare, and BCML shall cooperate in the preparation of a proxy statement satisfying all applicable requirements of applicable state and federal securities laws, and the rules and regulations thereunder (such proxy statement in the form mailed to the shareholders of BFC, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement”). BFC shall use its best efforts to have the Proxy Statement approved by the New Mexico Corporations bureau, if required, as promptly as practicable, and following such approval, BFC shall thereafter promptly mail the Proxy Statement to BFC’s shareholders. BFC shall give BCML and its counsel the opportunity to review and comment on the Proxy Statement prior to its being filed with the New Mexico Corporations bureau, if required, and shall give BCML and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the New Mexico Corporations bureau, if required. Each of BCML and BFC agrees to use reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the New Mexico Corporations bureau, if required, and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of common stock entitled to vote at the Shareholders Meeting at the earliest practicable time. BFC and BCML shall promptly notify the other party if at any time it becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, BCML shall cooperate with BFC in the preparation of a supplement or amendment to such Proxy Statement that corrects such misstatement or omission, and BFC shall file an amended Proxy Statement with the New Mexico Corporations bureau, as required, and shall mail such supplement or amendment to holders of BFC Common Stock entitled to vote at the Shareholders Meeting, at the earliest practicable time.

(b)          Shareholders’ Meeting and Approvals. BFC will as promptly as practicable after the receipt of the New Mexico Corporations bureau approval, if required, take all steps necessary to give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”), for the purpose of considering this Agreement and the Mergers, and for such other purposes as may be, in BFC’s reasonable judgment, necessary or desirable.

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6.8           Indebtedness; Trust Preferred Securities; Note Payable. Upon the Primary Merger Effective Time and Holding Company Merger Effective Time, BCML shall assume (i) all Indebtedness of BFC and BANK and (ii) the due and punctual performance and observance of the covenants to be performed by BFC pursuant to the Trust Preferred Securities, and the due and punctual payment of the principal of and premium, if any, and interest on such Trust Preferred Securities. In connection with (ii) of this Section 6.8, BCML shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumption effective.

6.9           Notification of Certain Matters. Each of BFC and BANK shall give prompt notice to BCML, and BCML shall give prompt notice to BFC and BANK of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to such party, to result in any Material Adverse Effect with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

6.10         Estoppel Letters and Consents; Title Insurance. BFC and BANK shall use their respective best efforts to obtain and deliver to BCML at the Closing with respect to all real estate (i) owned by BFC and/or BANK, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to BCML from each tenant and (ii) leased by BFC and/or BANK, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to BCML from each lessor to the extent required by the applicable lease. BFC and BANK shall also deliver to BCML, title policies in the amounts requested by BCML, issued by a title insurance company reasonably acceptable to BCML, subject only to the exceptions described in the first sentence of Section 5.2(t). BFC and BANK shall pay all costs for removing or obtaining a policy, or endorsement satisfactory to BCML respecting any other title exceptions. In all other circumstances, for any reissued, down dated or new title policy issued to BCML, BFC and BANK shall pay for that portion of the policy premium attributable to an amount equal to the net book value of its investment in the land and improvements, and the balance shall be payable by BCML. BFC and BANK shall also use commercially reasonable efforts to obtain the waiver, approval and/or consents to assignment for all Material Contracts so identified as requiring consent on the Disclosure Schedules (the “Consents”). Where required by law or by agreements with third parties, BFC and BANK shall use commercially reasonable best efforts to obtain from third parties, prior to the Closing Date, all other consents to the transactions contemplated by this Agreement.

6.11         Antitakeover Statutes. Each of BCML, UBB, BFC and BANK and their respective boards of directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.12         Notice to BANK Customers. On and after the receipt of all Regulatory Approvals and shareholder approvals required to consummate the transactions contemplated hereby, BANK shall permit BCML and UBB to provide one or more written notices (which may be joint notices from BANK, BCML and UBB) to customers of BANK to describe the proposed transactions, the effect on customers and planned transition procedures. BANK shall have the right to review and approve the substance of any such communications, provided that BANK shall not unreasonably withhold, delay or condition its approval.

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6.13         Indemnification; Directors and Officers Insurance.

(a)          From and after the Primary Effective Time, BCML shall indemnify and hold harmless, to the fullest extent permitted under applicable law and the BFC Articles, the BANK Articles, the BFC Bylaws and the BANK Bylaws (and shall also advance expenses as incurred to the fullest extent permitted under applicable law and the BFC Articles, the BANK Charter, the BFC Bylaws and the BANK Bylaws), each present and former director and officer of BFC and BANK (in each case, when acting in such capacity) and any other Person entitled to indemnification under the BFC Bylaws and BANK Bylaws, determined as of the Primary Merger Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Primary Merger Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by BCML.

(b)          Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify BCML, but the failure to so notify shall not relieve indemnification obligations which BCML may have to such Indemnified Party; provided that failure to so notify will not affect the obligations of BCML under Section 6.13(a) unless and to the extent that BCML is actually and materially prejudiced as a consequence.

(c)          Prior to the Primary Merger Effective Time, BFC and BANK shall, or if BFC or BANK is unable to, BCML as of the Primary Merger Effective Time shall, obtain and BFC and BANK shall fully pay for “tail” insurance (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for BFC) with a claims period of up to six (6) years from and after the Primary Merger Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as BFC’s and BANK’s existing policies with respect to matters existing or occurring at or prior to the Primary Merger Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall BFC and BANK expend for “tail” insurance policies a premium amount in excess of 250% of the annual premiums on BFC’s and BANK’s existing policies as of the date of this Agreement (the “Maximum Amount”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, BFC, BANK, BCML shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)          The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she was a party to this Agreement.

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6.14         Benefit Plans.

(a)          Termination of BFC and BANK Plans. At the Holding Company Merger Effective Time, BFC and BANK shall terminate, any and all 401(k) Plans BFC and BANK maintain and any other BFC Benefit Plans that BCML may specify; provided, however that BCML must give prior advance written notice of any such request for termination at least thirty (30) days prior to the Closing Date. Prior to the Holding Company Merger Effective Time, BFC and BANK shall take all action necessary to fully vest participants in their account balances under any and all 401(k) Plans BFC and BANK maintain.

(b)          Participation in BCML Benefit Plans. As of and following the Holding Company Merger Effective Time, the employees of BFC and BANK as of the Holding Company Merger Effective Time who continue to be employed by BCML after the Holding Company Merger Effective Time or who are offered and who accept employment with BCML (collectively, the “Former BANK Employees”) shall be eligible to participate in the BCML Benefit Plans in which the similarly situated employees of BCML participate, to the same extent as such similarly situated employees of BCML participate. With respect to each BCML Benefit Plan, BCML agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with BFC and/or BANK shall be treated as service with BCML; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of a BCML Benefit Plan, BCML shall cause such BCML Plan to waive: (i) any pre-existing condition restriction that did not apply under the terms of any analogous BFC Benefit Plan immediately prior to the Holding Company Merger Effective Time; and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former BANK Employee on or after the Holding Company Merger Effective Time to the extent such Former BANK Employee had satisfied any similar limitation or requirement under an analogous BFC Benefit Plan prior to the Holding Company Merger Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the BCML Benefit Plan.

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(c)          Retention/Severance/Bonus Program. BCML shall provide a minimum pool of $450,000 to be paid to those officers and employees listed on Schedule 6.14(c) who remain with BANK either through the Closing or through the conversion of the data processing system, as applicable. Schedule 6.14(c) sets forth the percentage amount of the pool to be allocated to each officer and employee. In the event the termination and deconversion fees associated with BANK’s data processing contracts are less than $800,000, the pool shall be increased by the difference between $800,000 and the actual amount of the termination and deconversion fees. In the event an individual listed on Schedule 6.14(c) is terminated by BFC, BANK, BCML or UBB, not for cause, following the execution of the Agreement but prior to the conversion of the data processing system, such individual shall still be entitled to all payments outlined in this Section 6.14. In addition to the payments outlined above, any individual listed in Schedule 6.14(c) whose employment is terminated (other than for cause) at the request of BCML (but by and in the sole discretion of BFC and BANK) prior to the Primary Merger Effective Time, or is terminated by BCML within twelve (12) months following the Closing Date, shall be entitled to receive the greater of (i) the sum of (a) severance payments in an amount equal to one (1) week’s base pay for each full year of service based upon the employee’s date of hire (plus a prorated amount for each partial year of service), such service determined by taking into account service with BFC, BANK and BCML, with a minimum of four (4) weeks of base pay plus (b) the individual’s specific dollar amount of the pool above, or (ii) an amount equal to two (2) weeks’ base pay for each full year of service based upon the employee’s date of hire (plus a prorated amount for each partial year of service), such service determined by taking into account service with BFC, BANK and BCML, with a minimum of four (4) weeks of base pay. Any employee who is not listed on Schedule 6.14(c) whose employment is terminated (other than for cause) at the request of BCML (but by and in the sole discretion of BFC and BANK) prior to the Primary Merger Effective Time, or is terminated by BCML within twelve (12) months following the Closing Date, shall be entitled to receive two (2) weeks’ base pay for each full year of service based upon the employee’s date of hire (plus a prorated amount for each partial year of service), such service determined by taking into account service with BFC, BANK and BCML, with a minimum of four (4) weeks of base pay. In addition, for purposes of this Section 6.14 an employee shall also be considered to be terminated by BCML if such person resigns after (i) any significant reduction in base salary or incentive compensation from that paid or made available immediately prior to the Closing Date or (ii) being required to be based at any office or location more than forty miles from where the person was based on the date immediately preceding the Closing Date, except for travel reasonably required in the performance of responsibilities and commensurate with the amount of travel required prior to the Closing Date.

6.15         Certain Policies. Prior to the Closing Date, BANK shall, consistent with GAAP and applicable banking laws and regulations, to the extent requested by BCML, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BCML and UBB; provided, however, that no such modifications or changes need be made prior to the satisfaction of the condition set forth in Section 7.1(a); and further provided that in any event, no accrual or reserve made by BANK pursuant to this Section 6.15 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of BFC or BANK or their respective management with any such adjustments. Any such adjustments pursuant to this Section 6.15 will not impact the Per Share Merger Consideration.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

7.1           Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:

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(a)          Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated hereby, including but not limited to the Merger, and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, restrictions or requirements which BCML, on the one hand, or BFC and BANK, on the other hand, reasonably determine in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated hereby to such a degree that BCML or BFC and BANK, as the case may be, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(b)          No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.

(c)          Corporate Approvals. This Agreement, the Mergers and the transactions contemplated herein shall have been duly approved by (i) the BFC Board, (ii) the BANK Board, (iii) the affirmative vote of the holders of two-thirds of the outstanding shares of BFC Common Stock, (iv) BFC, as the sole shareholder of BANK, (v) the BCML Board, (vi) the UBB Board, (vii) the Merger Sub Board, and (vii) the affirmative vote of BCML as the sole shareholder of each of UBB and Merger Sub.

(d)          Main Office Encroachment. The Parties shall have reached a mutually acceptable agreement regarding the resolution of any boundary, property line, easement, or encroachment of the main office site of BANK onto, or in conjunction with, surrounding properties.

7.2           Conditions to Obligations of BFC and BANK. The obligations of BFC and BANK to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by BFC and BANK prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of BCML set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on BCML, provided that (i) the representations and warranties of BCML (A) set forth in the first sentence of Section 5.3(a), Section 5.3(e) and Section 5.3(g)(i) shall be true and correct as of such dates in all respects, and (B) set forth in Section 5.3(b) shall be true and correct as of such dates in all respects other than for such failures to be true and correct as are de minimis in effect, and BFC and BANK shall have received a certificate or certificates, dated the Closing Date, signed on behalf of BCML by the President and Chief Executive Officer and the Chief Financial Officer to such effect.

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(b)          Performance of Obligations of BCML and UBB. Each of BCML and UBB shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and BFC and BANK shall have received a certificate or certificates, dated the Closing Date, signed on behalf of BCML and UBB by the President and Chief Executive Officer and the Chief Financial Officer to such effect.

(c)          No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on BCML.

(d)          Payment of Merger Consideration. BCML shall have delivered the Merger Consideration to the Exchange Agent and the Exchange Agent shall have provided BFC and BANK with a certificate evidencing such delivery.

(e)          Other Actions. BCML shall have furnished BFC and BANK with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as BFC may reasonably request.

7.3           Conditions to Obligations of BCML and UBB. The obligations of BCML and UBB to consummate the Mergers and the other transactions contemplated hereby is also subject to the fulfillment or written waiver by BCML and UBB prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of BFC and BANK set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on BCML, UBB, BFC, or BANK, provided that the representations and warranties of BFC and BANK set forth in the first sentence of Section 5.2(a), Section 5.2(b), Section 5.2(e), Section 5.2(g)(i) and Section 5.2(m) shall be true and correct as of such dates in all respects, and BCML shall have received a certificate, dated the Closing Date and signed on behalf of BFC and BANK by the President and the Chief Financial Officer of each such entity to such effect.

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(b)          Performance of Obligations of BFC and BANK. BFC and BANK shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and BCML and UBB shall have received a certificate, dated the Closing Date, signed on behalf of BFC and BANK by the President and the Chief Financial Officer of each such entity to such effect.

(c)          Estoppel Letters, Consents and Title Policies. BFC and BANK shall have delivered fully executed estoppel letters, Consents and title policies as required by Section 6.10.

(d)          FIRPTA Certificate. BFC and BANK shall have delivered to BCML a properly executed statement from BFC and BANK that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance satisfactory to BCML.

(e)          No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on BFC and/or BANK.

(f)          Other Actions. BFC and BANK shall have furnished BCML with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as BCML may reasonably request.

ARTICLE VIII

TERMINATION

8.1           Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Primary Merger Effective Time:

(a)          Mutual Consent. By the mutual consent in writing of BCML, Merger Sub, UBB, BFC and BANK.

(b)          Breach.

(i)          By BFC and BANK, if neither BFC or BANK is in material breach of any of the terms of this Agreement, in the event of a material breach by BCML and/or UBB of any representation, warranty, covenant or agreement contained herein, which breach (A) cannot be or has not been cured within thirty (30) Business Days after the giving of written notice to the breaching party or parties of such breach, and (B) would entitle BFC and BANK not to consummate the transactions contemplated hereby under Section 7.2(a) or (b).

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(ii)         By BCML and UBB, if neither BCML nor UBB is in material breach of any of the terms of this Agreement, in the event of a material breach by BFC and/or BANK of any representation, warranty, covenant or agreement contained herein, which breach (A) cannot be or has not been cured within thirty (30) Business Days after the giving of written notice to the breaching party of such breach, and (B) would entitle BCML and UBB not to consummate the transactions contemplated hereby under Section 7.3(a), (b), or (c), except for any breach of any representation, warranty, covenant or agreement set forth in Section 6.5 or 6.6 as to which Section 8.1(j) shall apply.

(c)          No Regulatory Approval. By BCML and UBB, on the one hand, or BFC and BANK, on the other hand, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) if such denial shall be due to the failure of such party seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.

(d)          Breach of No Solicitation or Negotiation. By BCML, if BFC and BANK shall have breached any covenant contained in Section 6.5 above.

(e)          Material Adverse Change.

(i)          By BCML and UBB in the event that any material adverse change or matter exists or is identified that would reasonably be expected to result in a Material Adverse Effect to BFC and/or BANK.

(ii)         By BFC and BANK in the event that any material adverse change or matter exists or is identified that would reasonably be expected to result in a Material Adverse Effect to BCML and/or UBB.

(f)          Outside Date. By BCML and UBB on the one hand, or BFC and BANK on the other hand, if the Mergers shall not have been consummated by December 31, 2018 (the “Outside Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, the failure of the Mergers to be consummated by the Outside Date. Also by BCML and UBB on the one hand, or BFC and BANK on the other hand, if the approvals of the Governmental Authorities related to the Mergers are not received by December 31, 2018.

(g)          Requisite Shareholder Approval. By BCML on the one hand, or BFC on the other hand, if any Requisite Shareholder Approval shall not have been obtained.

(h)          Actions. By BCML and UBB on the one hand, or BFC or BANK on the other hand, if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(h) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order injunction, rule, decree, ruling.

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(i)          No Solicitation; Recommendation. By BCML if (A) BFC submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies or qualifies (or discloses its intention to withdraw or adversely modify or qualify) its recommendation as contemplated by Section 6.6; (B) BFC or the BFC Board (or any committee thereof) shall approve or recommend, or cause or permit BFC to enter into, an Alternative Acquisition Agreement relating to an Acquisition Proposal; (C) BFC fails publicly to reaffirm its recommendation of the Mergers within five (5) Business Days after a request at any time to do so by BCML, or within five (5) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to BFC’s shareholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal); (D) BFC shall have breached any of its obligations under Section 6.5 or 6.6; or (E) BFC or the BFC Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions.

(j)          Superior Proposal. By BFC if the BFC Board has adopted or indicated its intention to enter into a Superior Proposal after complying with all of BFC’s obligations under Sections 6.5 and 6.6.

(k)          Notice of Termination. In the event a party elects to effect any termination pursuant to Sections 8.1(b) through (j) above, it shall give written notice to the other parties hereto specifying the basis for such termination.

8.2           Liabilities and Remedies; Liquidated Damages; Expense Reimbursement.

(a)          Fees and Expenses.

(i)          Except as otherwise provided in this Section 8.2(a), all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

(ii)         In the event that this Agreement is terminated: (A) by BCML pursuant to Section 8.1(i); (B) by either BCML or BFC pursuant to Section 8.1(g) by reason of the failure to obtain the Shareholder Approval following BFC taking any action described in Section 6.6 or (C) by BFC under Section 8.1(j), BFC shall pay to BCML a termination fee of $1,500,000 (the “BCML Termination Fee”) plus any Party Expenses of BCML. Payment of the BCML Termination Fee and Party Expenses shall be made by wire transfer of same day funds to the account or accounts designated by BCML as promptly as reasonably practicable after termination. The payment by BFC and the acceptance by BCML of the BCML Termination Fee and any Party Expenses of BCML pursuant to this Section 8.2(a)(ii) shall be the sole and exclusive remedy of BCML with a respect to the termination of this Agreement pursuant to the Sections of the Agreement enumerated above in this Section 8.2(a)(ii).

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(iii)        In the event that this Agreement is terminated by BCML pursuant to Section 8.1(b)(ii) or by BFC pursuant to Section 8.1(b)(i) then the breaching party shall reimburse the non-breaching party all of its reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the non-breaching party) incurred by the non-breaching party or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Party Expenses”), up to a maximum amount of $400,000. In the event that this Agreement is terminated by BFC pursuant to Section 8.1(c) through no fault of BFC or BANK, then BCML shall pay to BFC the Party Expenses. Payment of the Party Expenses shall be made by wire transfer of same day funds to the account or accounts designated by the non-breaching party entitled to payment of the Party Expenses as promptly as reasonably possible after the breaching party having been notified of the amount thereof by the non-breaching party.

(iv)        Each of BFC, BANK, BCML and UBB acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BFC, BANK, BCML and UBB would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due to the other party pursuant to this Section 8.2, and, in order to obtain such payment, the party to which any amount under this Section 8.2 is due and owing from the other party commences a suit that results in a judgment against such other party for the amounts set forth in this Section 8.2, the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(b)          Specific Performance. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). Accordingly, except as otherwise set forth in Section 8.2(a)(ii), each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

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ARTICLE IX

MISCELLANEOUS

9.1           Survival of Representations, Warranties and Agreements. No representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement shall survive the Bank Merger Effective Time (other than agreements or covenants contained herein that by their terms are to be performed in whole or in part after the Bank Merger Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Bank Merger Effective Time (other than this Article IX, Section 6.4(c), 6.13 and Section 8.2(a)(ii)-(iii), which shall survive such termination).

9.2           Waiver; Amendment. Prior to the Bank Merger Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

9.3           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

9.4           Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.

9.5           Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6           Expenses. Except as otherwise provided for in Section 8.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

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9.7           Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to BFC or BANK:

Bethlehem Financial Corporation

19339 Highway 314

Belen, New Mexico 94621

Attention: R. Edward Robertson, Chief Executive Officer

Email: erobertson@mybanknm.com

With a copy to:

Gerrish Smith Tuck

700 Colonial Road, Suite 200

Memphis, Tennessee 38117

Attention: Philip K. Smith, Esq.

Email: psmith@gerrish.com

If to BCML, Merger Sub or UBB:

United Business Bank

500 Ygnacio Valley Road, Suite 200

Walnut Creek, California 94596

Attention: George Guarini, President

Email: gguarini@bcb-ca.com

With a copy to:

Gary Steven Findley & Associates

3808 East La Palma Avenue

Anaheim, California 92807

Attention: Gary Steven Findley, Esq.

Email: gsf@findley-reports.com

9.8           Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Non-Competition and Voting Agreements, the Confidentiality Agreement and all schedules, exhibits and appendices attached to such agreements, represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the Non-Competition and Voting Agreements, the Confidentiality Agreement and all schedules, exhibits and appendices attached to such agreements, supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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9.9           Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.10         Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.11         Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.12         Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.13         Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, BCML may, after providing BFC at least 20 Business Days’ written notice, modify the structure of the acquisition of BFC set forth herein, provided that (i) the consideration to be paid to the holders of BFC Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, and (ii) the change in structure does not materially delay the transaction. In the event BCML elect to make such a change, the parties agree to execute appropriate documents to reflect the change.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BAYCOM CORP		UNITED BUSINESS BANK

By:	/s/ George Guarini	By:	/s/ George Guarini
Its:	President	Its:	President

By:	/s/ Keary L. Colwell	By:	/s/ Keary L. Colwell
Its:	Secretary	Its:	Secretary

BC MERGER COMPANY

By:	/s/ George Guarini
Its:	President

By:	/s/ Keary L. Colwell
Its:	Secretary

BETHLEHEM FINANCIAL CORPORATION		MY BANK

By:	/s/ Lawrence Pino	By:	/s/ Edward Robertson
Its:	Chairman	Its:	President

By:	/s/ Isidro Montano	By:	/s/ Isidro Montano
Its:	Secretary	Its:	Secretary

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